Exhibit 4.3

                       Associates Fundings Group, Inc.
                          17300 N. Dallas Parkway
                               Suite 2040
                          Dallas, Texas 75248
                             (972) 381-1212
                           Fax (972) 381-1211


 December 27, 1999

 Board of Directors
 ESPO'S Inc.
 17300 N. Dallas Parkway
 Suite 2040
 Dallas, TX  75248


 Gentlemen:

 The purpose of this letter is to evidence our Agreement with respect to issuance of a series of preferred stock by ESPO's Inc. to replace the Series A Preferred Stock issued by Performance Interconnect Corp. ("PI Series A").

 Our Agreement is as follows:

      1. ESPO's Inc. will amend its Corporate Charter to permit issuance of preferred stock.

      2. Immediately upon amendment of the charter, ESPO's Inc. will approve of the following issue of preferred stock ("ESPO's Preferred")

           a.    Par value shall be $10 per share
           b.    Redemption value shall be $1000 per share
           c. Cumulative dividends, payable monthly, of 8 % per year of the redemption value in the first year, 10% per year in the second year, 12% per year in the third year, and 14% per year in the fourth year, and 16% per year thereafter.
           d.    Collateral shall be given on all assets of ESPO's Inc.

      3. The holders of PI Series A, consisting of 2,452 shares plus rights to accrued dividends, shall exchange all their PI Series A rights for 3,000 shares of ESPO's Preferred. The shares shall be issued as follows:


           CMLP Group Ltd.                         1,770 shares
           Winterstone Management Inc.             1,230 shares
                                                   -----
                                                   3,000 Shares

 Board of Directors
 ESPO's Inc.

 December 27, 1999

 Page 2


      4. The holders of the ESPO's Preferred Shares shall have the right to be issued warrants that, if exercised, would prevent dilution in the common stock ownership percentage of the ESPO's Preferred shareholders and their affiliates. The warrants would be issued on terms matching those of any issuance of stock or warrants and would extend five years beyond the redemption date of the ESPO's Preferred.

      5. This Agreement shall be effective December 31, 1999 and shall be given effect as of that date without regard to the actual date of the Amendment to the Charter of ESPO's Inc.


 Sincerely,

 /s/
 D. Ronald Allen, President


 AGREED AND ACCEPTED:
 ESPO's Inc.                         BC&Q Corp.

 /s/                                 /s/
 --------------------------          --------------------------
 D. Ronald Allen, President          D. Ronald Allen, President


 Winterstone Management Inc.         Touchstone Enterprises Inc.

 /s/                                 /s/
 --------------------------          --------------------------
 D. Ronald Allen, President          D. Ronald Allen, President


 CMLP Group Ltd.

 /s/
 --------------------------
 D. Ronald Allen, President,
 General Partner
 Associates Funding Group Inc.